Exhibit 21

SUBSIDIARIES OF

THE COOPER COMPANIES, INC.

A DELAWARE CORPORATION

NAME	JURISDICTION OF INCORPORATION
THE COOPER COMPANIES, INC.	Delaware
TCC Acquisition Corp.	Delaware
CooperVision, Inc.[1]	New York
CooperVision International Holding Company, LP [2]	England
CooperVision Canada Corp.	Canada
CooperVision Caribbean	Cayman Islands
OS Cayman Corp.	Cayman Islands
Aspect Vision Holdings Limited	England-Wales
CooperVision Limited	England-Wales
CooperVision Distribution SPRL	Belgium
CooperVision Manufacturing Limited	England-Wales
CooperVision GmbH	Germany
Cooper Vision Italia srl	Italy
CooperVision Nederland BV	The Netherlands
CooperVision Holdings Japan, KK
CooperVision Japan, Inc.	Japan
Hydron Pty Limited	Australia
Ocular Sciences SAS	France
CooperVision S.A.S.	France
CooperSurgical, Inc.	Delaware

Except as noted, each subsidiary is wholly-owned either by The Cooper Companies, Inc. or by the wholly-owned subsidiary under which it is indented in the list above.

[1]	CooperVision, Inc. is 87% owned by TCC Acquisition Corp. and 13% owned by The Cooper Companies, Inc.
[2]	CooperVision, Inc. general & limited partner and TCC Acquisition Corp. limited partner